EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-06435, No. 333-105219, No. 333-132767, No. 333-132768 and Post-Effective Amendment No. 1 to 333-132768 on Form S-8 of our report dated November 29, 2007, relating to the consolidated financial statements of Lee Enterprises, Incorporated and subsidiaries for the year ended September 30, 2007 (before retrospective adjustments to the 2007 consolidated financial statements (not presented herein)) (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the adoption of ASC Topic 715, Retirement Plans, appearing in this Annual Report on Form 10-K of Lee Enterprises, Incorporated and subsidiaries for the year ended September 27, 2009.

/S/ DELOITTE & TOUCHE LLP

Davenport, Iowa

December 11, 2009